Exhibit 3.3

ROSS MILLER                                               Document Number
Secretary of State                                        20140531170-14
206 North Carson Street, Ste 1                            Filing Date and Time
Carson City, Nevada 89701-4299                            07/24/2014 1:00 PM
(775) 684 5708                                            Entity Number
Website: www.nvsos.gov                                    E0518912007-5

                                                          Filed in the office of
                                                          /s/ Ross Miller
CERTIFICATE OF DESIGNATION                                Ross Miller
(PURSUANT TO NRS 78.1955)                                 Secretary of State
                                                          State of Nevada

                                              ABOVE SPACE IS FOR OFFICE USE ONLY

                           CERTIFICATE OF DESIGNATION
                         FOR NEVADA PROFIT CORPORATIONS
                           (PURSUANT TO NRS 78.1955)

1. Name of corporation:

Baron Energy, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Certificate of Designation of Series A Convertible Preferred Shares is annexed hereto as Exhibit A.

3. Effective date of filing: (optional)

                 (must not be later than 90 days after the certificate is filed)

4. Signature: (required)


X /s/ Lisa P. Hamilton
-------------------------------
SIGNATURE OF OFFICER

FILING FEE: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

THIS FORM MUST BE ACCOMPANIED BY APPROPRIATE FEES.
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                                    EXHIBIT A

                               BARON ENERGY, INC.

                          CERTIFICATE OF DESIGNATION OF
                      SERIES A CONVERTIBLE PREFERRED SHARES

     The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of Baron Energy, Inc., a Nevada Corporation (hereinafter called the "COMPANY"):

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors (hereinafter called the "BOARD OF DIRECTORS" or the "BOARD") of the Company in accordance with the provisions of the Amended and Restated Articles of Incorporation (the "CHARTER") of the Company, the Board of Directors hereby creates a series of Preferred Stock, par value $0.001 per share (the "PREFERRED STOCK") of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

1. NAME AND DESIGNATION.

The distinctive name and serial designation of this series of Preferred Stock is "Series A Convertible Preferred Stock" (the "SERIES A PREFERRED SHARES").

2. NUMBER OF SHARES AND STATED VALUE.

The Series A Preferred Shares shall consist of seven million (7,000,000) shares. The stated value of such Series A Preferred Shares shall be one dollar ($1.00) per share. The number of shares constituting such series may, unless prohibited by the Articles of Incorporation or by applicable law of the State of Nevada, be increased or decreased from time to time by a resolution or resolutions of the Board of Directors, provided, that no decrease shall reduce the number of Series A Preferred Shares to a number less than the number of shares then outstanding plus the number of shares issuable upon the exercise of outstanding options, rights, or warrants, or upon the conversion of any outstanding securities issued by the Company convertible into Series A Preferred Shares. Series A Preferred Shares repurchased or redeemed by the Company or surrendered for conversion shall be canceled and shall revert to authorized but unissued shares of Preferred Stock, undesignated as to series, subject to reissuance by the Company as shares of Preferred Stock of any one or more series other than the Series A Preferred Shares.

3 DIVIDENDS.

(a) The holders of the Series A Preferred Shares shall be entitled to receive cumulative stock dividends of Series A Preferred Shares at the rate of twelve and one half percent (12.5%) per year (one dividend share per 8 shares of Series A Preferred Shares per year), accrued monthly and issued annually on the first day of the month following the end of each calendar year (December 31) of each year in preference and priority to any payment of any dividend on the common stock. Such dividends shall accrue on any given share from the day of original issuance of such share and shall accrue from month to month whether or not earned or declared. Stock Dividends will be due and issued only if and when declared by the Board of Directors. If at any time dividends on the outstanding Series A Preferred Shares at the rate set forth above shall not have been paid or declared and set apart for issue with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the common stock of the Company.

(b) Any dividend issued on a dividend payment date shall be paid in the form of Series A Preferred Shares.

(c) Nothing contained herein shall be deemed to establish or require any payment or other charges in excess of the maximum permitted by applicable law. In the event that any payment required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company, the holder and thus refunded to the Company.

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4. LIQUIDATION PREFERENCE; REDEMPTION.

(a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series A Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of the common stock, the amount of $1.00 per share plus $1.00 per share on any and all accrued but unpaid stock dividends (the "Liquidation Preference").

(b) A consolidation or merger of the Company with or into any other corporation or corporations, or a sale, for consideration of assets other than cash, of all or substantially all of the assets of the Company shall not be deemed a liquidation, dissolution or winding up within the meaning of this Section 4.

(c) In the event of a change in control of the Company, the Company shall have the right to redeem any or all of the shares of Series A Preferred Shares after a sixty day notice upon payment in cash of the Liquidation Preference to the holders thereof. Holders of the Series A Preferred Shares shall have the right to convert the Series A Preferred Shares to common stock at the rate of ten shares of common stock for each share of preferred stock during the sixty day period.

(d) For the purposes hereof, a "Change of Control Transaction" means the occurrence of any of: (i) a replacement of more than one-half of the members of the Company's Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the date hereof (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), (ii) the merger of the Company with or into another entity that is not wholly owned by the Company, consolidation or sale of all or substantially all of the assets of the Company in one or a series of related transactions, or (iii) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i) or
(ii).

(e) At any time after five years from issuance, the Company shall have the right to redeem any or all of the shares of Series A Preferred Shares after a sixty day notice upon payment in cash of the Liquidation Preference to the holders thereof. Holders of the Series A Preferred Shares shall have the right to convert the Series A Preferred Shares to common stock at a 25% discount to the previous 20 days average closing bid price of .001 par value common shares in exchange for the $1.00 stated value of their Series A Preferred shares during the sixty day notice period.

5. CONVERSION TO COMMON STOCK.

(a) Series A Preferred Shares shall be convertible at the option of the holder to the Company's .001 par value common stock at a 25% discount to the previous 20 days average closing bid price of common shares at any time a cash dividend is declared on the .001 par value common stock or, at a 25% discount to the previous 20 days average closing bid price of common shares at any time after one year from issuance at the option of the Holder in exchange for the $1.00 stated value of their Series A Preferred shares. The minimum allowable conversion price is $.10 per share. With respect to any cash dividend declared by the Company on its .001 par value common stock, the Company shall provide the Holders of the Series A Preferred Shares with a minimum of thirty days notice prior to the record date for any cash dividend declared by the Company on its ..001 par value common stock.

(b) The Company has the option to require the Holders of all or any part of the Series A Preferred Shares to convert to the Company's .001 par value common stock at any time after one year from issuance, provided that the closing bid price of the Company's .001 par value common stock (or the pro-rata equivalent thereof taking into effect any future stock exchange, split, reversal, etc.) in any public market or exchange, including the OTC bulletin board or pink sheets, shall have been the equivalent of $.25 or greater for the 20 days prior to the Company's exercising of its option to require conversion of the Series A Preferred Shares to the Company's .001 par value common stock. In the event the Company elected to exercise its right to force conversion, Holders of the Series A preferred shares would receive .001 par value common shares in exchange for the $1.00 stated value of their Series A Preferred shares at a 25% discount to the previous 20 days average closing bid price of the common shares.

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6. VOTING RIGHTS.

In the event, and only in the event, that a declared stock dividend is in arrears for more than 60 days from the date of scheduled issue, the Series A Preferred Shares shall have the right to vote together with the holders of the Company's common stock, on a four votes per preferred share basis (and not as a separate class), on all matters presented to the holders of the common stock.

7. ATTORNEYS' FEES.

Any holder of Series A Preferred Shares shall be entitled to recover from the Company the reasonable attorneys' fees and expenses incurred by such holder in connection with enforcement by such holder of any obligation of the Company hereunder.

8. ADDITIONAL RESTRICTIONS.

For as long as any shares of the Series A Preferred Shares are outstanding, the Company will not amend the terms of the Series A Preferred Shares without the consent of the holders of the Series A Preferred Shares.

9. REACQUIRED SHARES.

Any Series A Preferred Shares purchased or otherwise acquired by the Company in any manner whatsoever shall constitute authorized but unissued Preferred Shares and may be reissued as part of the new series of the Preferred Stock by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificate of Designation, Preferences, and Rights creating a series of Preferred Stock or as otherwise required by law.

10. CONSOLIDATION, MERGER, EXCHANGE, ETC.

In case the Company shall enter into any consolidation, merger, combination, statutory share exchange, or other transaction in which the common stock is exchanged for or changed into other stock or securities, money, and/or any other property, then in any such case the Series A Preferred Shares shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to one hundred times the aggregate amount of stock, securities, money, and/or any other property (payable in kind), as the case may be, into which or for which each share of common stock is changed or exchanged. In the event the Company shall at any time after the consummation of the transactions contemplated by the Transaction Agreement, declare or pay any dividend on common stock shares payable in common stock, or effect a subdivision or combination or consolidation of the outstanding common stock (by reclassification or otherwise) into a greater or lesser number of shares of common stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event, and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

11. RANK.

The Series A Preferred Shares shall rank senior in terms of dividend and liquidation, dissolution, and winding up rights to all other series of the Company's Preferred Stock hereafter issued.

12. FRACTIONAL SHARES.

Series A Preferred Shares may be issued in fractions of a share that shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, participate in distributions, and to have the benefit of all other rights of holders of Series A Preferred Shares.

13. NO ADVERSE ACTIONS.

The Company shall not in any manner, whether by amendment of the Certificate of Incorporation (including, without limitation, any Certificate of Designation), merger, reorganization, recapitalization, consolidation, sales of assets, sale of stock, tender offer, dissolution or otherwise, take any action, or permit any

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action to be taken, solely or primarily for the purpose of increasing the value of any class of stock of the Company if the effect of such action is to reduce the value or security of the Series A Preferred Shares.

     IN WITNESS WHEREOF, Baron Energy, Inc. has caused this certificate to be signed by Ronnie L. Steinocher, its Chief Executive Officer, and attested to by Lisa Hamilton, its Corporate Secretary, effective as of the

13th day of July, 2014.

                               BARON ENERGY, INC.


                               By: /s/ Ronnie L. Steinocher
                                   ---------------------------------------------
                                   Ronnie L. Steinocher, Chief Executive Officer


Attested

/s/ Lisa P. Hamilton
------------------------------------
Lisa Hamilton, Corporate Secretary

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